For Immediate Release:
November 14, 2002

       DICE INC. RECEIVES NASDAQ NOTICE OF ADDITIONAL LISTING REQUIREMENT
                                   DEFICIENCY
                     Hearing Scheduled for November 21, 2002

New York, NY-- November 14, 2002--Dice Inc. (NASDAQ: DICE), the leading provider of online recruiting services for technology professionals, received a NASDAQ Staff Determination on November 13, 2002, indicating that in addition to the previously reported $3.00 bid price deficiency, the Company fails to comply with the $15 million market value of publicly held shares requirement for continued listing set forth in Marketplace Rule 4450(b)(3), and that its common stock is, therefore, subject to delisting from the NASDAQ National Market. Both listing deficiencies have been previously disclosed by Dice in its Form 10-Q for the period ended September 30, 2002, filed on October 24, 2002.

This issue will be considered, together with the Staff Determination issued on October 8 regarding the bid price deficiency, at the Company's hearing before a NASDAQ Listing Qualifications Panel, currently scheduled for November 21, 2002. There can be no assurance that the Panel will grant the Company's request for continued listing. Throughout the review process, Dice's common stock will continue to be listed on the NASDAQ National Market.

About Dice Inc.
Dice Inc. (NASDAQ: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed at http://about.dice.com.

This press release contains forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to anticipated profitability, and anticipated revenues and expenses, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information, except as required by law.


Company Contact Information                                    Media Contact Information
Michael P. Durney                                              Claudine Cornelis
Senior Vice President, Finance and                             Stephanie Sampiere
Chief Financial Officer                                        FD Morgen-Walke
                                                               tel: 212-850-5600
Constance Melrose
Vice President, Treasury and Investor Relations                Investor Relations Contact Information
                                                               Richard Schineller
Dice Inc.                                                      3rd Millennium
ir@dice.com                                                    rich@3rd-mm.com
-----------
tel: 212-725-6550                                              tel: 973-244-7800, ext. 1711
